SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              SCHEDULE 13D

                Under the Securities Exchange Act of 1934

                             (Amendment No. 1)

                           TYCO INTERNATIONAL LTD.
                              (Name of Issuer)

                                 COMMON STOCK
                        (Title of Class and Securities)


                                 902120 10
                    (CUSIP Number of Class of Securities)


                                Paul S. Levy
                          Joseph Littlejohn & Levy
                       450 Lexington Avenue - Suite 3350
                           New York, New York 10017
                                212-286-8600
           (Name, Address and Telephone Number of Person Authorized
                       to Receive Notices and Communications)

                               Copy to:

                         J. Gregory Milmoe, Esq.
                   Skadden, Arps, Slate, Meagher & Flom
                             919 Third Avenue
                         New York, New York 10022
                              212-735-3000

                              January 24, 1995
                       (Date of Event which Requires
                         Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the
         subject of this Statement because of Rule 13d-1(b)(3) or
         (4), check the following:               ( )

         Check the following box if a fee is being paid with this
         Statement:                              ( )





                               SCHEDULE 13D

   CUSIP No. 902120 10

        JOSEPH LITTLEJOHN & LEVY FUND, L.P.  E.I.N. 13-3599396
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  (X)
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*


   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE

                                   (7)  SOLE VOTING POWER
         NUMBER OF
          SHARES                        3,770,494 (See item 4)
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                    ________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                         3,747,605 (See item 4)
                                   (10) SHARED DISPOSITIVE POWER

                                        22,889    (See item 4)

   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,770,494 (See item 4)

   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )

   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        5%
   (14) TYPE OF REPORTING PERSON*

        PN



                               SCHEDULE 13D

   CUSIP No. 902120 10

        JLL ASSOCIATES, L.P.  E.I.N. 13-3599395
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  (X)
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*


   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE

                                   (7)  SOLE VOTING POWER
         NUMBER OF
          SHARES                        3,770,494 (See item 4)
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                    _________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                         3,747,605 (See item 4)
                                   (10) SHARED DISPOSITIVE POWER

                                        22,889    (See item 4)

   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,770,494 (See item 4)

   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )
   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        5%
   (14) TYPE OF REPORTING PERSON*

        PN



                               SCHEDULE 13D

   CUSIP No. 902120 10

        PETER A. JOSEPH      ###-##-####
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  (X)
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*


   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES

                                   (7)  SOLE VOTING POWER
         NUMBER OF
          SHARES                        3,770,494 (See item 4)
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                    _________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                         3,747,605 (See item 4)
                                   (10) SHARED DISPOSITIVE POWER

                                        22,889    (See item 4)

   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,770,494 (See item 4)

   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )
   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        5%
   (14) TYPE OF REPORTING PERSON*

        IN



                               SCHEDULE 13D

   CUSIP No. 902120 10

        ANGUS C. LITTLEJOHN     ###-##-####
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  (X)
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*


   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES

                                   (7)  SOLE VOTING POWER
         NUMBER OF
          SHARES                        3,770,494 (See item 4)
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                    _________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                         3,747,605 (See item 4)
                                   (10) SHARED DISPOSITIVE POWER

                                        22,889    (See item 4)

   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,770,494 (See item 4)

   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )
   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        5%
   (14) TYPE OF REPORTING PERSON*

        IN



                               SCHEDULE 13D

   CUSIP No. 902120 10

        PAUL S. LEVY     ###-##-####
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  (X)
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*


   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES

                                   (7)  SOLE VOTING POWER
         NUMBER OF
          SHARES                        3,770,494 (See item 4)
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                    _________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                         3,747,605 (See item 4)
                                   (10) SHARED DISPOSITIVE POWER

                                        22,889    (See item 4)

   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,770,494 (See item 4)

   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )
   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        5%
   (14) TYPE OF REPORTING PERSON*

        IN



                               SCHEDULE 13D

   CUSIP No. 902120 10

        YVONNE V. CLIFF       ###-##-####
   (1)  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   _________________________________________________________________
   (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  (X)
   _________________________________________________________________
   (3)  SEC USE ONLY

   _________________________________________________________________
   (4)  SOURCE OF FUNDS*


   (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

   _________________________________________________________________
   (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES

                                   (7)  SOLE VOTING POWER
         NUMBER OF
          SHARES                        3,770,494 (See item 4)
       BENEFICIALLY                (8)  SHARED VOTING POWER
         OWNED BY
           EACH                    _________________________________
         REPORTING                 (9)  SOLE DISPOSITIVE POWER
          PERSON
           WITH                         3,747,605 (See item 4)
                                   (10) SHARED DISPOSITIVE POWER

                                        22,889    (See item 4)

   (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,770,494 (See item 4)

   (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
        SHARES*                                      (  )
   _________________________________________________________________
   (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        5%
   (14) TYPE OF REPORTING PERSON*

        IN


           This statement is Amendment No. 1 of the Statement on Schedule 13D filed electronically with the Securities and Exchange Commission (the "Commission") on November 5, 1994 (the "Schedule 13D"), by Joseph Littlejohn & Levy Fund, L.P., JLL Associates, L.P., Peter A. Joseph. Angus C. Littlejohn, Jr., Paul S. Levy and Yvonne Cliff. Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings attributed to them in the Schedule 13D.

      Item 4.     Purpose of Transaction.

                  Item 4 is hereby amended as follows:

                  In accordance with the terms of the Registration Rights Agreement, the Company has proposed to register shares of Company Common Stock owned by certain of its shareholders, including the Fund. Pursuant to such registration, the Fund presently intends to register and sell, in an underwritten public offering, approximately 3,222,605 shares of Company Common Stock owned by it. Upon the consummation of such sale, the Fund will own less than 1% of the outstanding Company Common Stock.

                  Subject to applicable law, the terms of the Shareholder Agreement, and the terms of the Registration Rights Agreement, the Fund may determine not to sell such shares of Company Common Stock and, in addition, the Fund and each other Reporting Person may, individually or jointly, acquire or sell shares of Company Common Stock which may be owned by them from time to time, depending on their evaluation of the Company's business, prospects and financial condition, the market for the shares, other opportunities available to the Reporting Persons, general economic conditions, money and stock market conditions and other future developments.

      Item 5.     Interest in Securities of the Issuer.

                  Item 5 is hereby amended as follows:

                  The number of Company Escrowed Shares has decreased by 997 since the filing of the Schedule 13D on November 5, 1994 as a result of the exercise of Equity Reallocation Rights held by third parties. As such, the JLL Shares, plus the Company Escrowed Shares, currently constitute 5% of the outstanding shares of Company Common Stock.


                                     SIGNATURE

                   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

       Dated:  January 31, 1995

                                     JOSEPH LITTLEJOHN & LEVY
                                          FUND, L.P.

                                     By:  JLL ASSOCIATES, L.P.
                                               General Partner

                                     By:  /s/ Paul S. Levy
                                          Paul S. Levy
                                          General Partner

                                  SIGNATURE

                   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

       Dated:  January 31, 1995

                                     JLL ASSOCIATES, L.P.

                                     By:  /s/ Paul S. Levy
                                          Paul S. Levy
                                          General Partner

                                  SIGNATURE

                   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

       Dated:  January 31, 1995

                                      /s/ Paul S. Levy
                                          Paul S. Levy


                                  SIGNATURE

                   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

       Dated:  January 31, 1995

                                      /s/ Yvonne V. Cliff
                                          Yvonne V. Cliff

                                  SIGNATURE

                   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

       Dated:  January 31, 1995

                                      /s/ Peter A. Joseph
                                          Peter A. Joseph

                                  SIGNATURE

                   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

       Dated:  January 31, 1995

                                     /s/  Angus C. Littlejohn, Jr.
                                          Angus C. Littlejohn, Jr.